Exhibit 99.1

Dillard's, Inc. Reports February Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--March 2, 2006--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended February 25, 2006 were $644,349,000 compared to sales for the four weeks ended February 26, 2005 of $653,492,000. Total sales decreased 1% for the four-week period. Sales in comparable stores decreased 2%.
    During the four weeks ended February 25, 2006, sales were above the average company trend in the Eastern region and slightly above trend in the Western region. Sales were slightly below trend in the Central region.
    During the four weeks ended February 25, 2006, sales of lingerie and accessories, decorative home merchandise and furniture significantly exceeded the Company's average sales performance for the period. Sales of children's and juniors' apparel were significantly below trend.
    Dillard's will report results for the thirteen weeks and fiscal year ended January 28, 2006 on the morning of Friday, March 3.
    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965